FOR IMMEDIATE RELEASE

Contact:          Larry Dennedy
                  MacKenzie Partners, Inc.
                  (212) 929-5239




        ALLIANCE STANDARD II OFFERORS ANNOUNCE FINAL COUNT OF TENDERS
                       FOR COMMON STOCK OF TRANSCAPITAL
                        FINANCIAL CORP., NO PRORATION

         New York, New York, February 27, 1998 -- Alliance Standard II L.L.C. and Alliance Standard II Corp. announced today that they have completed the review of tenders in response to their offer for the common stock of TransCapital Financial Corp., and have concluded that an aggregate of approximately 1,526,600 shares have been validly tendered. All valid tenders will be accepted for payment, without proration.

         According to the last periodic disclosures to the Securities and Exchange Commission filed (in 1995) by TransCapital Financial Corp., there are a total of approximately 9,806,324 shares of TransCapital Financial common stock outstanding. The Alliance Standard II offerors therefore hold approximately 15.6% of all outstanding shares of TransCapital Financial Corp.

                                    # # #

688258.4